ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: www.nvsos.gov

Filed in the office of	Document Number
	20090345235-33
Ross Miller	Filing Date and Time
Secretary of State	04/15/2009 1:04 PM
State of Nevada	Entity Number
	E0313572008-7

Certificate of Withdrawal of Certificate of Designation

(PURSUANT TO NRS 78.1955(6))

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Withdrawal of Certificate of Designation for Nevada Profit Corporations (Pursuant to NRS 78.1955(6))

1. Name of corporation:

VERTEX ENERGY, INC. [E0313572008-7]

2. Following is the resolution by the board of directors authorizing the withdrawal of Certificate of Designation establishing the classes or series of stock:

The Board of Directors of Vertex Energy, Inc. (the "Company") believe it is in the best interest of the Company to withdraw the Certificate of Designation of the Company's Series B Preferred Stock, which was filed with the Secretary of State of Nevada on December 19, 2008 (the "Withdrawal"), and such Withdrawal is hereby approved by the Board of Directors of the Company.

3. No shares of the class or series of stock being withdrawn are outstanding.

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.